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Exhibit 5.1

CONSENT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS

        We consent to the use in this Amendment No. 1 to Registration Statement on Form F-10 (No. 333-132612) of (i) our report dated March 3, 2006 relating to the consolidated financial statements of Goldcorp Inc. appearing in the Prospectus, which is part of such Registration Statement, and (ii) our report dated February 25, 2005 relating to the consolidated financial statements of Wheaton River Minerals Ltd. appearing in the Prospectus, which is part of such Registration Statement.

        We also consent to the reference to us under the headings "Interest of Experts" and "Documents Filed as Part of the Registration Statement" in such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Independent Registered Chartered Accountants
Vancouver, British Columbia, Canada
May 5, 2006

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CONSENT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS